Exhibit 5.1

August 8, 2024

PLBY Group, Inc.

10960 Wilshire Blvd., Suite 2200

Los Angeles, CA 90024

Ladies and Gentlemen:

We are acting as counsel to PLBY Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $15,000,000 (the “Shares”), all of which are authorized but heretofore unissued shares to be offered and sold by the Company pursuant to the Registration Statement on Form S-3 (File No. 333-267273) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 2, 2022, which became effective on September 13, 2022, including the base prospectus contained therein, dated September 2, 2022 (the “Base Prospectus”), as supplemented by the prospectus supplement dated August 8, 2024, relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”) pursuant to the Sales Agreement (the “Sales Agreement”), dated as of August 8, 2024, by and between the Company and Roth Capital Partners, LLC.

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Second Amended and Restated Certificate of Incorporation of the Company, as amended, (iv) the Amended and Restated Bylaws of the Company, as amended, (v) certain resolutions of the board of directors of the Company (the “Board”) relating to the issuance, sale and registration of the Shares and (vi) the Sales Agreement. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized by the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP